Exhibit 99.2

Item 8 Information

BP Products North America Inc., BP Oil International Limited and BP Gas Marketing Limited may be deemed to be a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the “Act”).

Pursuant to Rule 13d-5(b)(1) of the Act, the group that may be formed by BP Products North America Inc., BP Oil International Limited and BP Gas Marketing Limited may be deemed to be the beneficial owner of 4,174,043 shares of Common Stock beneficially owned by BP Products North America Inc., 34,180 shares of Common Stock beneficially owned by BP Oil International Limited and 1 share of Common Stock beneficially owned by BP Gas Marketing Limited, representing a total of 4,208,224 shares of Common Stock or approximately 7.6% of the shares of Common Stock.** However, each of BP Products North America Inc., BP Oil International Limited and BP Gas Marketing Limited disclaim beneficial ownership of the shares of Common Stock beneficially owned by each of the others.

**	Based on 55,466,753 shares of common stock, par value $.01 per share, of IntercontinentalExchange, Inc. outstanding on November 16, 2005 as disclosed by Intercontinental Exchange, Inc. in its filing with the Securities and Exchange Commission pursuant to Rule 424(b)(1) under the Securities Act of 1933 on November 16, 2005.